UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2008
First Franklin Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16362	31-1221029

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4750 Ashwood Drive, Cincinnati, Ohio 45241

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (513) 469-5352

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On January 18, 2008, The Franklin Savings and Loan Company (“Franklin”), a wholly-owned subsidiary of First Franklin Corporation, and Oak Hill Banks (“Oak Hill”), entered into a Branch Purchase and Assumption Agreement (the “Agreement”). Pursuant to the Agreement, Franklin will purchase certain assets and assume certain deposit liabilities in connection with the acquisition by Franklin of Oak Hill’s branch offices located at 8620 Beechmont Avenue, Cincinnati, Ohio, 5681 Rapid Run Road, Cincinnati, Ohio and 715 West State Street, Trenton, Ohio (collectively, the “Branches”).
     Franklin will assume the deposit liabilities located at the Branches, including IRA accounts that may be assigned, but excluding brokered deposits, public funds, securities brokerage accounts or IRA accounts which, by their terms, are not assignable. The aggregate balance of the deposit liabilities of the Branches on December 31, 2007 was approximately $44.55 million, which includes approximately $7.89 million held at the Trenton branch. The final amount of the deposit liabilities will be determined at the effective time of the acquisition.
     Franklin will purchase from Oak Hill (i) title to the Beechmont Avenue and Trenton branches and the lease for the Rapid Run Road branch, (ii) all improvements at the Branches, (iii) certain specified loans, (iv) all equipment, personal property, furniture and fixtures located at the Branches, (v) all petty, teller, ATM and vault cash on-hand at the Branches at the effective time of the acquisition, and (vi) all books, records and other documents related to the Branches, the loans being purchased or the deposit liabilities being assumed.
     The purchase price for the acquisition will equal (i) the principal amount of the loans being purchased as shown on the books of Oak Hill as of the effective time, plus (ii) the amount of the petty, teller, ATM and vault cash on-hand at the Branches, plus (iii) $306,650 for the Trenton branch real property being purchased, plus (iv) a premium of 8.23% for the deposit liabilities of the Beechmont Avenue and Rapid Run Road branches, plus (v) a premium of 2.00% for the deposits of the Trenton branch; less (vi) the value of the deposit liabilities at the effective time, including accrued interest; plus or less (vii) all adjustments required for pro rata expenses. The deposit premium for the Beechmont Avenue and Rapid Run Road branches includes the price that will be paid for the real property located at the Beechmont Avenue branch. All amounts will be adjusted after the closing as necessary.
     Per the terms of the Agreement, the loans being purchased by Franklin must have (i) at the Beechmont Avenue and Rapid Run Road branches, an aggregate net book value of at least $15,000,000 with an average yield of at least 7.25%, and (ii) at the Trenton branch, a net book value of at least $9,080,000 with an average yield of at least 7.25%. Further, the purchased loans cannot include: (i) any credit card loans; (ii) any loans that are on a non-accrual basis; (iii) any loans which are 30 days or more past due or have been 30 days or more past due more than once in the last twelve months; (iv) any accrued late fees that are not collected by Franklin within 30 days after the closing; (v) any loans on Oak Hill’s watch list; (vi) any loans in foreclosure as of the effective time; (vii) any loans graded by Oak Hill as “5” or higher (worse); and (viii) any overdrafts that are not collected by Franklin within 30 days after the closing. Any loans not meeting these criteria, or otherwise rejected by Franklin in its discretion, will be excluded and Oak Hill must replace such loans with loans that meet the criteria and are acceptable to Franklin.
     In the Agreement, Oak Hill has agreed for a period of 24 months after the closing to indemnify, hold harmless and defend Franklin from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branches before the effective time of the acquisition or (ii) the inaccuracy of any representation or warranty made by Oak Hill in the Agreement or the breach of the Agreement by Oak Hill. Similarly, Franklin has agreed for a period of 24 months after the closing to indemnify, hold harmless and defend Oak Hill from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branches by Franklin after the effective time of the acquisition, or (ii) the inaccuracy of any representation or warranty made by Franklin in the Agreement or the breach of the Agreement by Franklin.
     The Agreement contains customary covenants of Oak Hill and Franklin, including an agreement that Oak Hill will not establish any new branch office or remote service unit within three miles of the Branches for a period of two years after the closing.
     The Agreement contains representations and warranties from Oak Hill, including representations regarding corporate organization, corporate authority, no violations of other agreements, assets being acquired, loans, deposits, compliance with laws, environmental matters, litigation, employees, taxes, records and documentation, and real property leases. Franklin made certain representations and warranties to Oak Hill, including representations regarding corporate organization, corporate authority and no violations of other agreements.
     Between the date of the Agreement and the closing, Oak Hill has agreed that, except as otherwise consented to by Franklin, Oak Hill will not carry on any business at the Branches that is outside the ordinary course of business, transfer assets or deposits to other branches or among the Branches, invest in fixed assets or improvements, enter into any contract relating to the Branches that requires future payments in excess of $2,500 or sponsor promotional programs to increase the deposits at the Branches. Oak Hill has also agreed to use its best efforts to preserve the business operations at the Branches until closing.
     Franklin has 30 days from the date of the Agreement to conduct due diligence on the Trenton branch. If Franklin reasonably determines that it is not satisfied due to (i) a defect in title, (ii) a pending or threatened eminent domain proceeding, (iii) an existing or threatened casualty loss or (iv) an existing or threatened environmental loss, it may remove the Trenton branch from the transaction and purchase the Beechmont Avenue and Rapid Run Road branches only.

     The acquisition of deposits is subject to several customary closing conditions and the receipt of regulatory approvals from the Office of Thrift Supervision and the Ohio Division of Financial Institutions.
     The Agreement sets forth the conditions under which it may be terminated, including by mutual agreement of the parties, by either of the parties if the closing conditions of the other party are not met, by a non-breaching party if the other party has breached the Agreement and such breach is not cured, by either party if the acquisition is not closed by August 1, 2008.
Section 7 — Regulation FD Disclosure
Item 7.01 Regulation FD Disclosure
     Upon the closing of the acquisition of the Branches, Franklin presently intends to consolidate the Beechmont Avenue and Rapid Run Road branches with certain of its existing branch offices.
Section 9 — Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits.
(a) — (c).	Not applicable.

(d).	Exhibits.

Exhibit No.	Description

99	Press Release dated January 18, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FRANKLIN CORPORATION

By:	/s/ Daniel T. Voelpel

Daniel T. Voelpel Vice President and Chief Financial Officer
Date: January 24, 2008